Exhibit 10.21

Executive Severance Plan
as amended
effective April 1, 2004

Summary Plan Description (SPD) for Executives at ATK and its associated companies.  April 2004

Alliant Techsystems Inc. (ATK) provides a severance benefit to eligible Executives who are terminated for convenience or due to lay off or reduction in workforce. Note that severance is not available in other types of terminations including voluntary resignation or termination for cause nor is severance available when a participant is reassigned to another position or offered other employment by a successor or acquiring company.

This document is the summary plan description (SPD) and contains all the terms of the ATK Executive Severance (Plan) for eligible employees adopted by the company effective April 1, 2004.  A Change of Control does not trigger any benefits under this Plan.

A severance payment is contingent upon a signed (and unrescinded) general release of all claims against ATK in a form acceptable to ATK.  Upon official notification of termination, an individual will have a period of time to consider whether to accept and sign the general release.  An example of the general release is attached to this SPD.  Its form may vary from state to state and it may be changed from time to time.

Questions

Contact Employee Solutions if you have questions about this Plan.  You may obtain a printed copy of this SPD from Employee Solutions, or you may print a copy from ATKNET (click on Microsoft Word doc).

Reservation of rights

ATK reserves the right to change, amend or terminate this Plan or to change the severance benefit available under the Plan at any time in ATK’s sole discretion.

Plan highlights

Plan feature

How it works

Plan participation

You automatically become a participant in the Plan when you become an Executive employee of ATK or one of its associated companies.  If at any time, you are demoted or otherwise removed from an Executive position, then you are disqualified from participation in this Plan.  Persons in contract or consultant positions are not eligible for benefits under this Plan.

Plan cost	ATK will pay the entire cost of severance benefits paid under this Plan out of its general funds.

Benefit eligibility	You may be offered a severance benefit if you are terminated for convenience or due to layoff or reduction in workforce as determined by ATK and all other conditions of the Plan are met.

Form of Benefit

If eligible, you will be provided at least two weeks’ notice of your termination date, or pay in lieu of notice, a severance benefit that includes a lump-sum severance payment, plus an additional lump-sum payment to offset costs to continue health care, and outplacement services.

Benefit amount	For a Tier 1 Executive the amount of severance is equal to 12 months of base salary.

For a Tier 2 Executive the amount of severance is based on two weeks of base salary for each full year of continuous service with ATK measured from the most recent hire date and calculated as of the effective date of termination.  It includes a minimum severance payment of 26 weeks and a maximum severance payment of 39 weeks.

Note that the Plan has a non-duplication of severance benefit provision.

General Release

You are required to sign a general release of all employment-related claims prior to receiving a severance payment.  This agreement includes post-employment restrictions relating to competition and non-solicitation of workforce.

When benefit is payable	Severance is payable after the termination of your employment and after the rescission period set in your signed general release, if any, has elapsed.

Table of contents

Cover note

Reservation of rights

Plan highlights

About this SPD

Introduction

Plan eligibility
Benefit eligibility
Coordination with Employment Agreements and other separation benefits

Form of severance benefit

Notice
Severance Payment
Other Severance Benefits

General provisions

Year of Service
General Release
Post-Employment Restrictions
Benefit Prorate (RPT)
Non-duplication
Medical / disability leave of absence
Change of Control
Amendment or Termination

Administration (ERISA)

General Release (example)

About this SPD

•          This document is the Summary Plan Description (SPD) of the Executive Severance Plan (Plan).  It explains who is eligible, what the benefit is, and how and when the benefit may be distributed.

•          See the Administration section for additional administrative information, including your rights under the Employee Retirement Income Security Act (ERISA).

•          This SPD is not meant to cover every detail of the Plan.  Complete details are in the plan document that, in all cases, governs the interpretation, operation, and administration of the Plan.  In the event of a conflict between this SPD and the plan document or any terms or conditions, the text of the plan document will prevail.

Introduction

The ATK severance benefit is designed to provide you with advance notice of termination, a lump sum severance payment, and other benefits described herein, if you are terminated for convenience or due to a layoff or reduction in workforce (RIF) from active regular full-time or regular part-time employment with ATK or any of its associated companies.

For a Tier 1 Executive the amount of severance is equal to 12 months of base salary.  For a Tier 2 Executive the amount of severance is based on two weeks of base pay for each full year of continuous service with ATK measured from the most recent hire date and calculated as of the effective date of termination.  It may include service with a predecessor company. (See page 9.)  It includes a minimum severance payment of 26 weeks and a maximum severance payment of 39 weeks.

Plan eligibility

You are eligible to participate in the Plan if you are an active regular full-time or regular part-time salaried employee currently in a Tier 1 or Tier 2 Executive position.

•                  You are in a Tier 1 Executive position if you are an officer elected by the ATK Board of Directors or you are a grade level 22A, 23 or 24.

•                  You are in a Tier 2 Executive position if you are grade level 22B or 22C and are eligible to participate in the ATK Executive Incentive Program.

If you are eligible to participate in the Plan, you will remain a participant in the Plan until the earliest of the following events occur:

•          You voluntarily terminate your employment.  (As used here, this excludes a formal Request for Layoff Consideration, which may be periodically offered);

•          You are terminated for cause by ATK;

•          You die, retire, or receive all severance benefits provided for under this Plan, or you no longer qualify to receive benefits under the Plan; or

•          ATK no longer offers the Plan.

For purposes of this Plan, termination for cause shall include termination for (i) any material failure of you to perform your duties, (ii) gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by you of any confidentiality agreement with the Company or duty of loyalty to the Company, (iv) a commission of an act of personal dishonesty which involved material personal profit in connection with the Company, or (v) a conviction or guilty plea by you of a felony offense or a crime involving moral turpitude.  If ATK so terminates your employment for cause, then you will not be eligible for severance.

You are not eligible to participate in the Plan if:

•          You are classified as other than a regular employee, e.g., temporary status, independent contractor, temporary agency employee, consultant, etc.; or

•          You are not an Executive of ATK or an associated company.

In addition, you are disqualified from participation in the Plan if you are not actively at work as of the effective date of your termination.  Generally, you are not considered actively at work, if you are on a leave of absence in excess of ninety (90) consecutive calendar days, and you are not being paid wages or Paid Time Off.  (Note: Employees on military leave of absence covered by Uniformed Services Employment and Reemployment Rights Act (USERRA) are not disqualified from receiving a severance benefit.)

Benefit eligibility

If you are eligible to participate in the Plan, you may qualify for a severance benefit when all of the following conditions are met:

•                  You are terminated for convenience or due to a layoff or RIF, or ATK otherwise determines, in its sole discretion, that you are entitled to severance benefits;

•                  You have signed a general release of all employment-related claims or potential claims against ATK after you are officially notified of termination and within the consideration period set in your general release; and

•                  The rescission period set in your general release, if any, has elapsed.

For purposes of this plan, termination for convenience shall mean ATK’s termination of your employment at any time without cause.  If ATK so terminates your employment, then you may be eligible for severance.

Even if you are eligible, you will not qualify for a severance benefit if:

•          You refuse to work during the notice period or fail to satisfactorily perform your job until your termination date, as determined in the sole discretion of ATK;

•          You refuse to comply with a confidentiality agreement or non-compete agreement or you disclose ATK trade secrets or confidential or proprietary information;

•          You intentionally damage or refuse to return ATK or customer property;

•          You engage in conduct or behavior that would otherwise lead to termination of your employment such as disclosing confidential information, disparaging the company, mistreating or harassing other employees, or violating other workplace rules or ATK’s Code of Conduct; or

•          You are a participant in the Alliant Techsystems Inc. Income Security Plan and your termination is a Qualifying Termination as defined under that plan.  Under no circumstances will you receive benefits under both the Income Security Plan and this Plan as a result of the termination of your employment.

Severance benefits are not paid under this Plan in the following situations:

•          You are placed on a directed leave of absence or a temporary layoff status, as determined by the company; or operations have been temporarily interrupted due to a maintenance or vacation shutdown, material shortage, etc.;

•          Your location, business unit, or work function is sold, transferred, outsourced, or merged with a third party and you are offered employment by or you are transferred to the purchaser or other third party, whether or not you accept such employment;

•          Your termination is for cause;

•          A Change of Control occurs;

•          You are transferred from one ATK location to a different ATK location;

•          Your position is eliminated and you are offered a comparable position with ATK within the same geographic area;

•          You voluntarily terminate, resign, abandon your position (e.g., refuse to work until your termination date), or fail to return from an approved leave of absence; or

•          You are not eligible on the effective date of your termination from employment with ATK.

Even if severance benefits have commenced, all remaining benefits will be forfeited and your severance benefit will be terminated automatically if ATK determines in its sole discretion that:

•          You should have been disqualified or ineligible from receiving benefits because of one of the conditions listed above;

•          You engage in any conduct that damages ATK’s business or defames or slanders ATK’s name or business reputation; or

•          You violate any provisions of your signed general release.

Coordination with Employment Agreements and other separation benefits

ATK retains the right to enter into side agreements with you that amend your rights under this Plan.  This Plan does not supersede any additional rights you may have pursuant to an employment agreement, or under federal or state law.  However, if you are entitled to any other severance or termination of employment benefits, other than those provided by this Plan, then your benefits under this Plan will be reduced by the amounts of such other payments.  The severance benefits under this Plan are in lieu of any benefits that may be available under ATK Severance Plan A and/or ATK Severance Plan B; for Executives, this Plan governs severance benefits.

Forms of severance benefit

If you meet the plan eligibility and benefit eligibility requirements contained in this Plan and you are eligible for a severance benefit, your severance benefit may include the following:

Notice

You will normally be given up to two weeks notice of your termination date.  Unless otherwise directed by ATK, you are expected to work through your termination date.  Failure to work during the notice period may disqualify you from receiving severance benefits.  Layoff notification paperwork will include the length of the notice period.  ATK retains the right to offer you two weeks’ pay in lieu of notice.

Severance Payment

•                  Your severance payment will be paid in a lump sum and will include:

•                  For a Tier 1 Executive:

•                  An amount equal to 12 months (“Severance Period”) of base salary, regardless of length of service or time in position,

•                  Plus an additional lump sum of $15,000.00 to offset the cost of continuing health care coverage.

•                  For a Tier 2 Executive:

•                  An amount equal to two weeks of base salary for each full year of continuous service with a minimum of 26 weeks and a maximum of 39 weeks (“Severance Period”).  For example, a Tier 2 Executive with one year of service is eligible for 26 weeks of base salary (minimum); a Tier 2 Executive with 14.5 years of service is eligible for 28 weeks of base salary (full years of service multiplied by two weeks of base salary); and a Tier 2 executive with 21 years of service is eligible for 39 weeks of base salary (maximum).

•                  Plus an additional lump sum of $8,000.00 to offset the cost of continuing health care coverage.

Additional notes:

•          Taxes and other required or authorized payroll deductions will be withheld.

•          None of your severance payment will be considered pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified plan.

•          Severance payments will be reduced by payments made to you under any other severance plans or employment agreement.

•          Any money you owe ATK that has not been repaid as of your termination date will be withheld from your severance payment.

Other Severance Benefits

Outplacement Services:  ATK will provide you with outplacement services, the scope and provider of which will be determined by ATK.  You must utilize these outplacement services within 6 months of your termination date.  You may not receive a cash payment in lieu of this benefit.

Note

Stock Options/Restricted Stock/Performance Shares:  This Plan does not affect how stock incentives or bonuses such as stock options, restricted stock, or performance shares are treated at termination of employment.  The terms of your individual stock agreements and the plans that govern stock incentives or bonuses, such as stock options, restricted stock, or performance shares will govern in the event of the termination of your employment.  Payments for stock options, restricted stock and performance shares will not be deducted from your severance benefit under this Plan.

General provisions

Year of Service

For purposes of this Plan, a Tier 2 Executive’s severance payment amount is based on full years of service with ATK.  Service includes continuous active regular status employment measured from most recent hire date.  It may also include service with a predecessor company, i.e. a company that is acquired by ATK.  It does not include time worked as a temporary status employee, independent contractor, temporary agency employee, consultant, etc. Service is calculated as of the effective date of termination.

If you are a Tier 2 Executive, any period of employment with a predecessor company will only be included in the calculation of your severance benefit if (1) you were employed by the predecessor company on the effective date of its acquisition by ATK, (2) you are eligible to participate in ATK’s Executive Incentive Program, and (3) your service with the predecessor company is not specifically excluded by this Plan.  This Plan does not recognize previous service with Olin Corporation.

General Release

You are required to sign a general release of all employment-related claims prior to receiving any severance benefit.  This general release includes a release of all claims and causes of action, arising, or which may have arisen, out of or in connection with your employment or termination from employment with ATK.  If you are eligible for a severance payment, you will have up to 45 calendar days to consider signing the general release.  After you sign the general release, you will have up to 15 calendar days during which to rescind the general release.  The specific length of the consideration period and rescission period, if any, will be set in your individual general release.

Post-Employment Restrictions

Competition Restrictions.  In order to protect ATK’s legitimate interests, including, but not limited to confidential information, trade secrets, and customer/vendor relationships, you will not, during the Severance Period, directly or indirectly, personally engage in, nor shall you own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that ATK manufactures, markets or sells to any customer anywhere in the world, during the Severance Period.  If during your Severance Period, you wish to obtain other non-competitive employment, you agree to meet and confer in good faith with ATK prior to accepting such employment.  You will provide ATK with the name of any potential future employer and give ATK the right to provide a copy of this provision to said potential employer.

Non-Solicitation.  During the Severance Period, you will not, directly or indirectly solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will you own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the Severance Period.

Breach.  If in ATK’s sole determination, you breach any of these Post-Employment Restrictions, ATK will be entitled to injunctive relief in addition to any other legal or equitable remedies.  At that time, ATK will immediately discontinue any remaining severance benefits.  Further, ATK is entitled to repayment of the percentage of your severance benefits providing consideration for these provisions.  This percentage will be identified in your General Release of Claims agreement.

Benefit prorate (RPT)

If on the date your employment terminates you are classified as a regular part-time employee, your severance benefit is pro-rated, based on your current base pay and average number of hours worked over the past six months.

Non-duplication provision

Full years of service is measured from your most recent hire date.  You will not receive a severance benefit for any previous period of employment regardless of whether you received severance under this Plan, an earlier ATK plan, or under the plan of a predecessor or affiliated company.  If due to a unique circumstance, you received severance pay or paid leave in lieu of service since your most recent hire date under this Plan, an earlier ATK plan, or under the plan of a predecessor or affiliated company, then the years of service used to calculate the severance benefit amount you received will be subtracted from any future severance benefit.

Medical or disability leave

Like other employees who are not actively at work for more than ninety days, employees not at work due to a medical or disability leave are generally not eligible for severance when their job position is eliminated.  If the leave of absence qualifies for Short Term Disability or the employee is in the first six months of Long Term Disability, and the employee is able to return to work prior to exhausting Short Term Disability or the first six months of Long Term Disability, but there is no job position to return to, then ATK may offer the employee a severance benefit.

Change of Control

A Change of Control occurs upon one or more of the following events:

•                  Acquisition by an individual, entity or group of 40 percent or more of ATK’s stock.

•                  Consummation of a merger, consolidation or sale of all or substantially all of ATK’s assets; however, such a transaction will not be considered a Change of Control if ATK’s shareholders receive 60 percent or more of the new corporation’s stock.

•                  A change in the majority of the Board of Directors.

•                  An approval by the shareholders of a liquidation or dissolution of ATK.

•                  Any other circumstances the Board of Directors deems to be a Change of Control.

A Change of Control does not result from ATK’s insolvency.

In the event of a Change of Control, this Plan may not be amended, changed, or terminated for a period of one year from the effective date of the acquisition or merger in a manner that would adversely affect eligible plan participants unless 80 percent of such participants provide written consent.

Plan may be amended or terminated

At any time prior to a Change of Control, ATK, through the P&C Committee of the Board of Directors, has the sole discretion to change, amend or terminate this Plan or to change the severance benefit available under the Plan at any time.

Administration

The Employee Retirement Income Security Act of 1974 (ERISA) requires that you be given certain information to help you answer administrative questions about the Plan.  Also detailed in this section is the appeal process if your claim for benefits is denied, as well as your legal rights under ERISA.

Name of Plan	ATK Plan 5A - Non-Health Welfare Benefit Plan for Non-Union Employees

Plan Sponsor and Plan Administrator	Alliant Techsystems Inc. 5050 Lincoln Drive Edina, MN 55436-1097 1-800-877-2072

Administration

Ultimate responsibility for administration of the Plan and interpretation of the Plan’s provisions rests with ATK, acting through its officers and employees. The PRC has the exclusive right to make final determinations regarding Plan eligibility and to provide conclusive interpretation of Plan provisions.

The CPO has appointed the Alliant Pension and Retirement Committee (PRC) to decide appeals of denied claims. The PRC has final discretionary authority to decide claim appeals under this Plan.

Correspondence regarding the Plan should be directed to the Chief People Officer - MN01-1030 at the company address shown above.

Employer Identification Number	41-1672694

Plan Number	527 (Non Union)

Type of Plan	Welfare plan, Severance

Plan Eligibility	As defined in Eligibility section

Plan Funding	Unfunded - Benefits are paid from Employer’s general assets.

Plan Year	The Plan year begins on January 1 and ends on December 31.

Agent for Legal Process	General Counsel—MN01-1080 at the company address shown above -or- CT Corporation 405 Second Ave. So. Minneapolis, MN 55401 Note: CT Corporation has locations in every state.

CLAIMS

If you believe you may be entitled to benefits, or you disagree with any decision regarding your benefit, you should present a written claim / appeal to ATK Employee Solutions at the following address. (An oral claim or request for review is not sufficient.)

Alliant Techsystems Inc.
Attn: Chief People Officer – MN01-1030
5050 Lincoln Drive

Edina, MN 55436-1097
1-800-277-8072

If you do not file a written claim or follow the claims procedures, you may give up legal rights.

A Claim for Benefits

A “claim” for benefits is a request for benefits under the Plan filed in accordance with the Plan’s claims procedures. To make a claim or request review of a denied claim, you must file a written claim with ATK Employee Solutions at the address shown above.  An oral claim or request for review is not sufficient.

Steps in Filing a Claim

Time for Filing a Claim.  You must file your written claim with ATK Employee Solutions within 1 year after the date you knew or reasonably should have known of the facts behind your claim.

Filing a Claim.  You must file your claim with ATK Employee Solutions at the address noted above.  You must include the facts and arguments that you want considered during the claims procedure.

Response from ATK Employee Solutions.  Within 90 days of the date ATK Employee Solutions receives your claim, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision.  If ATK Employee Solutions notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If ATK Employee Solutions denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if your claim is denied upon review, and it will also explain your right to request a review.

Steps in Filing Request for Review.

Time for Filing a Request for Review.  If ATK Employee Solutions denies your claim, you may request a review of your claim by the ATK Pension and Retirement Committee (ATK PRC).  ATK Employee Solutions must receive actual delivery of your written request for review within 60 days after the date you receive notice that your claim was denied.

Filing a Request for Review of a Denied Claim.  You may file a request for review of a denied claim with ATK Employee Solutions, which will be forwarded to the ATK PRC. Your request must include issues that you want considered in the review.  You may submit written comments, documents, records, and other information relating to your claim.  Upon request, you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.

Response from ATK PRC on Review. Within 60 days after the date ATK Employee Solutions receives your request, you will receive a written or electronic notice of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision.  If you are notified that the PRC needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If the PRC affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.

If the PRC Requests Further Information Regarding Your Claim on Review.  If the PRC determines it needs further information to complete its review of your denied claim, you will receive a written notice describing the additional information necessary to make the decision.  You will then have 60 days from the date you receive the notice requesting additional information to provide it to the PRC.  The time between the date the PRC sends its request to you and the date it receives the requested additional information from you shall not count against the 60-day period in which the PRC has to decide your claim on review.  If the PRC does not receive a response, then the period by which the PRC must reach its decision shall be extended by the 60-day period provided to you to submit the additional information.  Note:  If special circumstances exist, this period may be further extended.

In General.  The PRC, or its designee, will make all decisions on claims and review of claims.  With respect to the review of original and denied claims, the PRC has the sole discretion, final authority, and responsibility to decide all factual and legal questions under the Plan.  This includes interpreting and construing the Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of the benefits, if any, a claimant is entitled to receive.  The PRC may hold hearings and reserves the right to delegate its authority to make decisions. The PRC may rely on any applicable statute of limitations as a basis to deny a claim.  The PRC’s decisions are conclusive and binding on all parties.  You may, at your own expense, have an attorney or representative act on your behalf, but the PRC reserves the right to require a written authorization for a person to act on your behalf.

Time Periods.  The time period for review of your claim begins to run on the date ATK Employee Solutions receives your written claim.  Similarly, if you file a timely request for review, the review period begins to run on the date ATK Employee Solutions receives your written request.  In both cases, the time period begins to run regardless of whether you submit comments or information that you would like to be considered on review.

Limitations Period.  If you file your claim within the required time, complete the entire claims procedure, and the PRC denies your claim after you request a review, you may sue over your claim (unless you have executed a release on your claim).  You must, however, commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within 6 months after the claims procedure is completed.

Exhaustion of Administrative Remedies.  Before commencing legal action to recover benefits, or to enforce or clarify rights, you must completely exhaust the Plan’s claim and review procedures.

Administrative Safeguards.  The Plan uses the claims procedures outlined herein and the review by the PRC as administrative processes and safeguards to ensure that the Plan’s provisions are correctly and consistently applied.

The PRC has the sole discretion, authority, and responsibility to decide all factual and legal questions under the Plan.  This includes interpreting and construing the plan document and any ambiguous or unclear terms within the plan document, and determining whether a claimant is eligible for benefits under the Plan and the amount of the benefits, if any, a claimant is entitled to receive.  The PRC’s decisions are conclusive and binding on all parties.

Your legal rights.  As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA requires that all Plan participants shall be entitled to:

•          Examine all Plan documents, including insurance contracts and collective bargaining agreements that govern the Plan, and a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).  These documents are available for inspection at no charge in the Plan Administrator’s office, and other specified locations, such as worksites and union halls.

•          Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may charge a reasonable amount for the copies.

•          Receive a summary of the annual financial report for any plan that pertains to you.  The Plan Administrator is required to furnish you with financial summaries called Summary Annual Reports (SARs).

Prudent Actions By Plan Fiduciaries

In addition to creating certain rights for plan participants, ERISA imposes certain duties on the people who are responsible for the operation of the employee benefit plans.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one including your employer, your union, or and other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this as done, to obtain copies of documents relating to the decision without charges and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request in writing a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in Federal court.  In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.  If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person or entity you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim frivolous).

Assistance With Your Questions

If you have any questions about your benefits, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington DC 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.